Exhibit 1

WESTPAC

GROUP

PILLAR 3

REPORT

JUNE

2012

Incorporating the requirements of
Australian Prudential Standard APS 330

PILLAR 3 REPORT

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
INTRODUCTION	4
Group Structure	5
CAPITAL OVERVIEW	7
Credit Risk Exposures	10
Disclosure Regarding Forward-looking Statements	14

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

PILLAR 3 REPORT

EXECUTIVE SUMMARY

Capital ratios

The Westpac Group’s Common equity capital ratio increased 22 basis points over the quarter to 8.18% at 30 June 2012 due to organic capital generation and lower risk weighted assets (RWA).

The fall in RWA was due to lower non-credit RWA (down 8%) while credit RWA increased 1%.  Most of the increase in credit RWA was in corporate facilities, residential mortgages and in higher liquid assets (which lifted bank and sovereign exposures).  Balance sheet growth (of approximately 2%) was higher than credit RWA growth due to lower mortgage delinquencies reducing the risk of the portfolio.

Non-credit related RWA was lower from reductions in RWA for interest rate in the banking book (IRRBB) and market risk.  The reduction in market risk RWA reflected lower exposures while the reduction in IRRBB’s RWA was driven by reductions in market interest rates and a higher embedded value gain.

Westpac’s Tier 1 capital ratio of 10.06% at 30 June 2012 was 25 basis points higher than at 31 March 2012.  Westpac’s Total capital ratio reduced by 9 bps to 10.70% due to the repayment of $1.1billion of maturing subordinated debt.

Basel 2.5

Westpac’s capital ratios for 31 March 2012 and 30 June 2012 have been measured using the Basel 2.5 standards, which became effective on 1 January 2012. The introduction of Basel 2.5 standards principally involved increases in RWA applied to market risk and to securitisation.

Changes in regulatory parameters and classifications

In the June 2012 quarter, some small changes in the methodology applied to corporate and business portfolios were implemented, this resulted in a modest rise in credit RWA of around $1billion.

PILLAR 3 REPORT

INTRODUCTION

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 30 June 2012 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2012

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s1 capital adequacy as at 30 June 2012. The sections are arranged as follows:

▪    ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪    ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪    ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

1  Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

PILLAR 3 REPORT

GROUP STRUCTURE

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪      Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪      Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

▪      Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation2

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the Parent Entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪      insurance (including friendly societies and health funds);

▪      acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪      non-financial (commercial) operations; or

▪      special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

1  APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2  Refer to Note 1 of Westpac’s 2011 Annual Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory limits at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1  Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’.

   Prudential limits apply to intra-group exposures between ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪            the development of a capital management strategy, including target capital ratios, capital buffers and contingency plans, which guides the development of specific capital plans;

▪            consideration of both economic and regulatory capital requirements, including the revised regulatory capital framework known as Basel III;

▪            a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a Quantitative Scenario Analysis (stress testing) framework that considers, amongst other things, the impact of adverse economic scenarios; and

▪            consideration of the perspectives of external stakeholders including rating agencies and equity investors.

Westpac’s capital adequacy ratios

	30 June	31 March	30 June
%	2012	2012	2011
The Westpac Group at Level 2
Tier 1	10.1	9.8	9.6
Total	10.7	10.8	11.0
The Westpac Group at Level 1
Tier 1	10.1	9.8	9.7
Total	11.0	11.1	11.4

Westpac New Zealand Limited’s capital adequacy ratios

	30 June	31 March	30 June
%	2012	2012	2011
Westpac New Zealand Limited
Tier 1	11.1	11.7	9.9
Total	13.6	13.7	12.8

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy.

30 June 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	63,734	766	64,500	5,160
Business lending	39,529	987	40,516	3,241
Sovereign	1,535	942	2,477	198
Bank	6,083	171	6,254	500
Residential mortgages	58,257	1,769	60,026	4,802
Australian credit cards	5,358	-	5,358	429
Other retail	8,199	1,507	9,706	776
Small business	4,345	-	4,345	348
Specialised lending	42,903	255	43,158	3,453
Securitisation	5,239	-	5,239	419
Total	235,182	6,397	241,579	19,326
Equity risk			1,390	111
Market risk			18,037	1,443
Operational risk			23,081	1,847
Interest rate risk in the banking book			10,919	874
Other assets[3]			3,027	242
Total			298,033	23,843

31 March 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	62,454	806	63,260	5,061
Business lending	39,515	935	40,450	3,236
Sovereign	1,407	894	2,301	184
Bank	5,614	150	5,764	461
Residential mortgages	58,238	1,375	59,613	4,769
Australian credit cards	5,329	-	5,329	426
Other retail	8,171	1,674	9,845	788
Small business	4,259	-	4,259	341
Specialised lending	42,764	244	43,008	3,441
Securitisation	5,000	-	5,000	400
Total	232,751	6,078	238,829	19,106
Equity risk			1,385	111
Market risk			19,266	1,541
Operational risk			23,640	1,891
Interest rate risk in the banking book			13,208	1,057
Other assets[3]			3,718	297
Total			300,046	24,004

1  Capital requirements are expressed as 8% of total risk weighted assets.

2  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

30 June 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	53,681	1,059	54,740	4,379
Business lending	44,424	894	45,318	3,625
Sovereign	909	745	1,654	132
Bank	4,453	43	4,496	360
Residential mortgages	56,837	1,184	58,021	4,642
Australian credit cards	5,291	-	5,291	423
Other retail	8,189	1,594	9,783	783
Small business	4,186	-	4,186	335
Specialised lending	42,971	198	43,169	3,453
Securitisation	4,260	-	4,260	341
Total	225,201	5,717	230,918	18,473
Equity risk			1,452	116
Market risk			8,176	654
Operational risk			19,595	1,568
Interest rate risk in the banking book			15,278	1,222
Other assets[2]			3,516	281
Total			278,935	22,315

1  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	100,783	63,734	1,147	553	954	381	62
Business lending	56,967	39,529	1,027	556	916	368	214
Sovereign	35,586	1,535	3	3	-	-	-
Bank	24,236	6,083	12	8	4	4	-
Residential mortgages	389,224	58,257	898	726	418	135	79
Australian credit cards	18,447	5,358	293	224	101	65	244
Other retail	10,049	8,199	352	267	116	84	130
Small business	10,402	4,345	107	75	47	27	46
Specialised lending	45,760	42,903	2,100	662	1,829	611	307
Securitisation	18,641	5,239	-	-	1	1	-
Standardised	9,260	6,397	-	-	107	58	20
Total	719,355	241,579	5,939	3,074	4,493	1,734	1,102

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	97,336	62,454	1,051	574	887	312	36
Business lending	56,751	39,515	1,048	561	904	374	157
Sovereign	33,453	1,407	3	3	-	-	-
Bank	21,937	5,614	12	8	4	4	-
Residential mortgages	385,296	58,238	892	726	395	124	70
Australian credit cards	18,044	5,329	306	228	110	75	153
Other retail	9,938	8,171	349	271	124	83	86
Small business	10,124	4,259	102	75	52	26	28
Specialised lending	45,132	42,764	2,180	681	1,893	636	202
Securitisation	18,518	5,000	-	-	1	2	-
Standardised	8,990	6,078	-	-	117	61	11
Total	705,519	238,829	5,943	3,127	4,487	1,697	743

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	86,450	53,680	1,010	560	905	329	227
Business lending	61,250	44,424	1,140	604	947	404	255
Sovereign	19,647	909	3	3	-	-	-
Bank	21,241	4,453	8	5	4	2	-
Residential mortgages	369,956	56,837	870	710	362	117	91
Australian credit cards	17,562	5,291	315	241	114	79	234
Other retail	9,514	8,189	370	283	129	87	138
Small business	9,788	4,186	99	69	50	28	43
Specialised lending	43,761	42,971	2,366	739	2,003	622	367
Securitisation	18,840	4,260	-	-	1	1	-
Standardised	8,950	5,717	-	-	100	46	82
Total	666,959	230,918	6,180	3,213	4,615	1,715	1,437

1  Includes regulatory expected losses for defaulted and non-defaulted exposures.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

30 June 2012	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[2]
Corporate	46,293	43,893	10,597	100,783	99,060
Business lending	45,969	10,998	-	56,967	56,859
Sovereign	31,352	3,044	1,190	35,586	34,519
Bank	7,649	1,846	14,741	24,236	23,087
Residential mortgages	335,524	53,700	-	389,224	387,260
Australian credit cards	9,806	8,641	-	18,447	18,246
Other retail	8,489	1,560	-	10,049	9,993
Small business	7,744	2,658	-	10,402	10,263
Specialised lending	38,386	7,359	15	45,760	45,446
Securitisation[5]	9,167	8,992	482	18,641	18,579
Standardised	8,366	894	-	9,260	9,125
Total	548,745	143,585	27,025	719,355	712,437

31 March 2012	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	6 months ended[3]
Corporate	45,086	43,258	8,992	97,336	94,863
Business lending	45,361	11,390	-	56,751	58,502
Sovereign	29,341	3,020	1,092	33,453	34,244
Bank	6,532	2,193	13,212	21,937	24,307
Residential mortgages	331,397	53,899	-	385,296	380,888
Australian credit cards	9,586	8,458	-	18,044	17,710
Other retail	8,365	1,573	-	9,938	9,745
Small business	7,640	2,484	-	10,124	10,049
Specialised lending	38,302	6,830	-	45,132	44,151
Securitisation[5]	9,788	8,229	501	18,518	19,414
Standardised	8,074	916	-	8,990	9,170
Total	539,472	142,250	23,797	705,519	703,043

30 June 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[4]
Corporate	39,406	38,660	8,384	86,450	88,334
Business lending	48,914	12,336	-	61,250	60,835
Sovereign	16,290	2,468	889	19,647	18,812
Bank	5,773	3,170	12,298	21,241	20,479
Residential mortgages	319,431	50,525	-	369,956	365,983
Australian credit cards	9,533	8,029	-	17,562	17,574
Other retail	8,030	1,484	-	9,514	9,391
Small business	7,361	2,427	-	9,788	9,645
Specialised lending	36,912	6,849	-	43,761	43,925
Securitisation[5]	8,422	9,760	658	18,840	18,772
Standardised	8,015	935	-	8,950	9,013
Total	508,087	136,643	22,229	666,959	662,763

1  EAD associated with the on balance sheet outstandings of each portfolio.

2  Average is based on exposures as at 30 June 2012 and 31 March 2012.

3  Average is based on exposures as at 31 March 2012, 31 December 2011, and 30 September 2011.

4  Average is based on exposures as at 30 June 2011 and 31 March 2011.

5 The EAD associated with securitisation is for Banking book only.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All individually assessed provisions (IAP) raised under A-IFRS are classified as specific provisions. All collectively assessed provisions (CAP) raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to the provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

30 June 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,529	205	1,734	NA	1,734
for defaulted but not impaired loans	NA	172	172	NA	172
General Reserve for Credit Loss	NA	2,467	2,467	158	2,625
Total provisions for impairment charges	1,529	2,844	4,373	158	4,531

31 March 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,482	215	1,697	NA	1,697
for defaulted but not impaired loans	NA	173	173	NA	173
General Reserve for Credit Loss	NA	2,521	2,521	171	2,692
Total provisions for impairment charges	1,482	2,909	4,391	171	4,562

30 June 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,481	234	1,715	NA	1,715
for defaulted but not impaired loans	NA	207	207	NA	207
General Reserve for Credit Loss	NA	2,689	2,689	20	2,709
Total provisions for impairment charges	1,481	3,130	4,611	20	4,631

1 The GRCL adjustment of $158m at 30 June 2012 ($171m at 31 March 2012 and $20m at 30 June 2011) is reported on a pre-tax basis.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by portfolio

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

			Specific
30 June 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	9 months ended
Corporate	296	954	381	40%	62
Business lending	602	916	368	40%	214
Sovereign	-	-	-	-	-
Bank	-	4	4	93%	-
Residential mortgages	1,312	418	135	32%	79
Australian credit cards	-	101	65	64%	244
Other retail	-	116	84	72%	130
Small business	59	47	27	57%	46
Specialised lending	670	1,829	611	33%	307
Securitisation	-	1	1	100%	-
Standardised	50	107	58	54%	20
Total	2,989	4,493	1,734	39%	1,102

			Specific
31 March 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	6 months ended
Corporate	222	887	312	35%	36
Business lending	560	904	374	41%	157
Sovereign	-	-	-	-	-
Bank	-	4	4	91%	-
Residential mortgages	1,370	395	124	31%	70
Australian credit cards	-	110	75	69%	153
Other retail	-	124	83	67%	86
Small business	57	52	26	49%	28
Specialised lending	725	1,893	637	34%	202
Securitisation	-	1	1	100%	-
Standardised	48	117	61	52%	11
Total	2,982	4,487	1,697	38%	743

			Specific
30 June 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	9 months ended
Corporate	149	905	329	36%	227
Business lending	635	947	404	43%	255
Sovereign	-	-	-	-	-
Bank	-	4	2	50%	-
Residential mortgages	1,682	362	117	32%	91
Australian credit cards	-	114	79	69%	234
Other retail	-	129	87	67%	138
Small business	56	50	28	56%	43
Specialised lending	1,006	2,003	622	31%	367
Securitisation	-	1	1	100%	-
Standardised	42	100	46	46%	82
Total	3,570	4,615	1,715	37%	1,437

1 Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

PILLAR 3 REPORT

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Pillar 3 report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Pillar 3 Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪

the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪	market volatility, including uncertain conditions in funding, equity and asset markets;

▪	adverse asset, credit or capital market conditions;

▪	changes to our credit ratings;

▪	levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪	market liquidity and investor confidence;

▪

changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪	the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪	reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪	the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪	the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪	the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪	internal and external events which may adversely impact our reputation;

▪	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; and

▪	various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in the Directors’ report in Westpac’s 2012 Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Pillar 3 Report, whether as a result of new information, future events or otherwise, after the date of this Pillar 3 Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates as at 30 June 2012.

	30 June 2012	31 March 2012	30 June 2011
	$m	$m	$m
USD	1.0176	1.0413	1.0734
GBP	0.6511	0.6512	0.6672
NZD	1.2763	1.2691	1.2953
EUR	0.8088	0.7791	0.7410